                                                                    EXHIBIT 1.1

                    CONNECTICUT MUTUAL INVESTMENT ACCOUNTS, INC.

                               ARTICLES SUPPLEMENTARY


      Connecticut Mutual Investment Accounts, Inc., a Maryland corporation (the "Corporation"), having its principal office in Baltimore, Maryland, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

      FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article IV of the Corporation's Articles of Incorporation, the Board of Directors has duly divided and re-classified three billion (3,000,000,000) shares of the Class A Common Stock of each of the series as set forth below of common stock of the Corporation into Class B Common Stock and has provided for the issuance of such class as follows:


                                          Number of       Number of
Series                                    Class A Shares  Class B Shares
------                                    --------------  --------------
Liquid Account                            250,000,000                 0

Government Securities Account             200,000,000        50,000,000

Income Account                            200,000,000        50,000,000

Total Return Account                      200,000,000        50,000,000

Growth Account                            200,000,000        50,000,000

CMIA National Municipals Account          200,000,000                 0

CMIA California Municipals Account        200,000,000                 0

CMIA Massachusetts Municipals
  Account                                 200,000,000                 0

CMIA New York Municipals Account          200,000,000                 0

CMIA Ohio Municipals Account              200,000,000                 0

CMIA LifeSpan Capital Appreciation
  Account                                 200,000,000        50,000,000

CMIA LifeSpan Balanced Account            200,000,000        50,000,000

CMIA LifeSpan Diversified Income
  Account                                 200,000,000        50,000,000



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


      SECOND:  The terms of the Common Stock of each Class are as set forth in
Article IV of the Articles of Amendment and Restatement of the Corporation.

      IN WITNESS WHEREOF, Connecticut Mutual Investment Accounts, Inc. has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary on September 26, 1995

WITNESS:                                CONNECTICUT MUTUAL
                                        INVESTMENT ACCOUNTS, INC.



By:/s/Ann F. Lomeli                By:/s/Donald H. Pond
      -------------                      --------------
      Ann F. Lomeli                      Donald H. Pond
      Secretary                          President


      THE UNDERSIGNED, President of Connecticut Mutual Investment Accounts, Inc., who executed on behalf of the Corporation the Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.



/s/Donald H. Pond
   --------------
   Donald H. Pond
   President






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